Exhibit 99.1

AstraZeneca and MAP Pharmaceuticals Announce Worldwide

Collaboration to Develop and Commercialize Unit Dose Budesonide

London, UK and Mountain View, CA, December 19, 2008 – AstraZeneca (NYSE: AZN) and MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) announced today an exclusive worldwide agreement to develop and commercialize Unit Dose Budesonide (UDB), MAP Pharmaceuticals’ proprietary nebulized formulation of budesonide. UDB is being developed by MAP Pharmaceuticals as a potential treatment for pediatric asthma and is currently in Phase III clinical development. UDB has the potential to be nebulized more quickly and at a lower nominal dose than the commercially available product.

Under the terms of the agreement, AstraZeneca will pay MAP Pharmaceuticals an upfront cash payment of $40 million and an additional $35 million upon the successful achievement of primary endpoint and safety results in the currently ongoing Phase III clinical study. In addition, upon the occurrence of certain events and conditions, MAP Pharmaceuticals is eligible to receive up to $240 million in other potential development and regulatory milestones. The agreement also provides for additional progressively demanding sales performance-related milestone payments of up to $585 million in the event the product is a considerable commercial success. This agreement is subject to review by the United States Government under the Hart-Scott-Rodino Act and becomes effective after the expiration or earlier termination of the waiting period (or any extension thereof).

AstraZeneca also will support and fund the establishment of a MAP Pharmaceuticals sales force to co-promote UDB in the United States for a certain period of time after product launch. MAP Pharmaceuticals is also eligible to receive significant double-digit royalty payments on net sales of UDB worldwide.

MAP Pharmaceuticals and AstraZeneca will develop UDB in the United States and AstraZeneca has rights to develop and commercialize UDB outside of the United States. Under the agreement, AstraZeneca will be responsible for future UDB development costs and AstraZeneca will reimburse MAP Pharmaceuticals for the costs of future UDB development activities with respect to United States registration incurred by MAP Pharmaceuticals.

David Brennan, Chief Executive Officer of AstraZeneca said, “MAP Pharmaceuticals’ advancement in Unit Dose Budesonide represents an important potential new option for treating children confronting asthma. AstraZeneca’s heritage in treating pediatric asthma, combined with MAP Pharmaceuticals’ expertise can open new areas of opportunity for both companies and has the potential to bring significant medical benefit to the wider community.”

“AstraZeneca is an ideal partner for UDB given their extensive expertise in developing and commercializing respiratory therapies, including for pediatric asthma,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “We recognize AstraZeneca’s leadership position in this therapeutic area and their potential to help MAP Pharmaceuticals achieve its key objective of reaching the broadest set of children who suffer from asthma. This relationship represents an important step in the evolution of our company, as we leverage our partner’s significant expertise and resources to help us build a commercial infrastructure for subsequent product launches. In addition, this transaction greatly strengthens our balance sheet and provides us with additional financial resources moving forward.”

UDB is being developed utilizing a license to Elan’s proprietary NanoCrystal® Technology. The small size and stability of NanoCrystal® drug particles are designed to enable improved delivery efficiency of drug formulations to the lung via nebulization.

About UDB

UDB is being studied as a novel version of nebulized budesonide. Budesonide has been used clinically for more than 20 years. UDB is designed to be nebulized more quickly at a lower nominal dose than the commercially available product. MAP Pharmaceuticals has completed enrollment and randomized approximately 360 patients in a Phase 3 clinical trial to evaluate UDB for the potential treatment of pediatric asthma. The last patient in this trial is expected to complete the 12-week treatment period by the end of 2008. The safety data generated to date has shown UDB to be well tolerated with no significant adverse events.

About MAP Pharmaceuticals

MAP Pharmaceuticals, Inc. develops and plans to commercialize new therapies for children and adults who suffer from chronic conditions that it believes are not adequately treated by currently available medicines. The company applies its proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. MAP Pharmaceuticals has two drug candidates in Phase 3 clinical trials. Unit Dose Budesonide is being developed for the potential treatment of pediatric asthma, and MAP0004 is being developed for the potential treatment of migraine. MAP Pharmaceuticals’ pipeline also includes a drug candidate in early clinical development for the treatment of asthma and chronic obstructive pulmonary disease. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in research, development, manufacturing and marketing of prescription pharmaceuticals and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of US $29.55 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection product sales. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information visit www.astrazeneca.com.

NanoCrystal® Technology is a registered trademark of Elan Pharma International Limited, Ireland, a subsidiary of Elan Corporation, plc (NYSE: ELN).

Forward-Looking Statements

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology, including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. These forward-looking statements relate to, among other things, the impact and effects of the development and commercialization arrangement on MAP Pharmaceuticals and AstraZeneca, future demand for pediatric asthma products, potential benefits of the joint collaboration between MAP Pharmaceuticals and AstraZeneca and the timing of the joint collaboration. The material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: regulatory review and approval of UDB; the conduct and timing of clinical trials; the availability, pricing and marketing of competitive products, including generic products; any inability to realize all of the anticipated benefits of the development and commercialization arrangement fully or on the anticipated timeline; failure to obtain clearance of the collaboration agreement under the Hart-Scott-Rodino Act; a downturn in the pharmaceutical industry; unexpected variations in market growth and demand for pediatric asthma products; or the effect of political or economic instability internationally on the sales or production of UDB. MAP Pharmaceuticals and AstraZeneca urge investors to review in detail the risks and uncertainties in their Securities and Exchange Commission filings, including but not limited to MAP Pharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and AstraZeneca’s Annual Report on Form 20-F for the year ended December 31, 2007. MAP Pharmaceuticals and AstraZeneca disclaim any intent or obligation to update these forward-looking statements.

AstraZeneca Contacts
Media Enquiries UK:
Neil McCrae	+44 207 304 5045 (24 hours)
Chris Sampson	+44 20 7304 5130 (24 hours)

US Media Enquires:
Emily Denney	+1 302 885 3451

Investor Enquiries UK:
Jonathan Hunt	+44 207 304 5087	mob: +44 7775 704032
Mina Blair	+44 20 7304 5084	mob: +44 7718 581021
Karl Hard	+44 207 304 5322	mob: +44 7789 654364

Investor Enquiries US:
Ed Seage	+1 302 886 4065	mob: +1 302 373 1361
Jorgen Winroth	+1 212 579 0506	mob: +1 917 612 4043
Peter Vozzo (MedImmune)	+1 301 398 4358	mob: +1 301 252 7518

MAP Pharmaceuticals Contact

Christopher Y. Chai

CFO, MAP Pharmaceuticals

+1 650 386 3107

Daryl Messinger

WeissComm Partners

+1 415 999 2361

dmessinger@wcpglobal.com